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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

     This Agreement is made as of May 29, 1998 between MONITOR AEROSPACE CORPORATION, a New York corporation ("Monitor"), located at 1000 New Horizons Boulevard, Amityville, New York 11701 and R. BRUCE ANDREWS ("Executive").

                                    RECITALS:

     A. Monitor is engaged in the manufacture and sale of metal components to the aircraft industry. Executive has served as its President and Chief Operating Officer since September 28, 1995.

     B. Monitor now desires to retain Executive's services as its President and Chief Executive Officer ("CEO").

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual promises herein, it is agreed as follows:

     1.   Employment and Duties.

          (a) During the term of this Agreement, Executive shall serve as Monitor's President and CEO reporting to Monitor's Chairman of the Board of Directors ("Chairman") and the Board of Directors (the "Board") or its designee. Executive shall serve as a member of the Board, and shall serve on such committees of the Board to which he is nominated and elected. However, any determinations by the Board under this Agreement affecting the Executive may be made by the Board excluding the Executive.

          (b) Executive shall devote substantially his full working time, skill, diligence and loyalty to Monitor's business. Executive shall be responsible for the daily management of Monitor and such other duties as are generally commensurate with the position



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     of President and CEO of comparable companies and as are assigned by the
     Chairman or the Board. Executive shall comply with all federal, state and local laws applicable to his duties.

          (c) Executive's place of employment shall be at Monitor's headquarters, presently in Amityville, New York. However, Executive shall perform such travel as is reasonably necessary for the performance of his duties.

     2. Term. This Agreement shall be effective as of May 29, 1998 and shall expire at the close of business on December 31, 2002.

     3. Compensation. During the term of this Agreement, Monitor shall compensate Executive as follows:

          (a) Base Salary. Monitor shall pay to Executive a base salary in equal monthly installments at the annual rate of $450,000, subject to adjustment as provided in subsection (d) of this Section.

          (b) Deferred Compensation. Monitor shall also pay to Executive an annual supplemental payment toward his retirement of $60,000 on each November 1 pursuant to the terms and conditions of that certain Salary Continuation Agreement, dated November 17, 1997, between Monitor and Executive.

          (c) Annual Cash Bonus. Monitor shall pay to Executive an annual cash bonus, if applicable, in which the amount of such bonus is based on the attainment of a stated applicable percentage of the Management Plan EBITDA Target for each fiscal year, as set forth below.

                                      % of Management Plan EBITDA
               Bonus Amount                 Target Attained
               ------------                 ---------------

                  $0                        Less than 110%
                  $150,000                  110%
                  $500,000                  125% or more



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If the applicable percentage of the Management Plan EBITDA Target attained by
Monitor for a fiscal year is greater than 110% but less than 125%, then Executive's annual cash bonus for such fiscal year shall be equal to $150,000 plus $350,000 multiplied by a ratio whose numerator is the number difference between the actual percentage of the Management Plan EBITDA Target attained by Monitor for such fiscal year and 110%, and whose denominator is 15.

The bonus amount shall be prorated for fiscal year 1998 and such amount shall equal seven twelfths (7/12) of the actual bonus amount attained for such fiscal year.

     Fiscal Year Ended        Management Plan EBITDA Target

         1998                 $11,314,000 (for June 1 through December 31, 1998)
         1999                 }
         2000                 }
         2001                 } To be determined as set forth below
         2002                 }

For fiscal years ending 1999 through 2002, the applicable Management Plan EBITDA Target for the relevant fiscal year shall be determined by the Board no later than 30 days after approval by the Board of the budget, annual business plan, and plan and financial forecast for such fiscal year.

     As used herein, "EBITDA" shall mean, for any period, determined for Monitor and its direct and indirect subsidiaries on a consolidated basis in conformity with United States generally accepted accounting principles ("GAAP") consistently applied (i) the sum of the amounts for such period of (A) net income (i.e., the net earnings or loss after taxes), (B) depreciation and amortization expense, (C) interest expense, (D) federal, state, local and foreign income taxes, and (E) the management fees (exclusive of expenses) of Mentmore



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Holdings Corporation paid by or allocated to the Corporation in excess of $1 million annually (for the fiscal year ending December 31, 1998 such $1,000,000 amount shall be deemed to be $583,333 for purposes of these calculations), minus
(ii) extraordinary items or non-recurring gains plus (iii) non-recurring losses. EBITDA shall be determined after full accrual for all incentive and bonus program amounts. The Board of Directors may, in its sole discretion, consider other appropriate adjustments to EBITDA.

     The Board shall review the amount of each annual cash bonus and, in its sole discretion, may add to the bonus such discretionary amount as it may deem appropriate.

     The annual cash bonus shall be paid to Executive within 30 days after the filing of the Stellex Industries, Inc. Form 10-K, but not later than 120 days after the end of the applicable fiscal year.

     (d) Review. Executive shall be entitled to annual progress reviews and a compensation review prior to the end of each calendar year during the term of this Agreement. Each increase in base salary, if granted, at the sole discretion of Monitor, shall be substituted for the base salary provided in subsection (a) of this Section. Executive's base salary shall not be reduced during the term of this Agreement below the amount provided in subsection (a) of this Section, as so adjusted, without Executive's written consent.

     (e) Benefits and Perquisites. Executive shall be entitled to the general employee benefits and perquisites furnished by Monitor to all of its officers which shall include, without limitation, an office, secretarial services, and professional association membership dues. Executive shall also be entitled to participate in the retirement, insurance and other employee benefit programs generally available to salaried employees of Monitor, provided that he meets the general eligibility requirements for such programs. A schedule of such employee benefit programs currently in effect is attached as Exhibit A to this Agreement. Monitor agrees that the schedule of benefits will not be materially reduced as to Executive during the term of this Agreement unless similar reductions are made for Monitor's other



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executive officers generally. An executive officer shall mean the CEO,
President, any Executive Vice Presidents, and any Vice Presidents or other officers having significant policy making functions.

     (f) Vacation. Executive shall be entitled to paid vacation of four weeks during each calendar year. Such vacation shall be taken at times consistent with the proper performance by the Executive of his duties and responsibilities. Vacation not taken in any calendar year shall not carry forward to any future year unless such vacation is not taken due to Monitor's business needs.

     (g) Travel. Monitor shall reimburse Executive for his ordinary and necessary business class travel, entertainment and other business expenses upon presentation of proper vouchers and receipts.

     (h) Club Membership. Monitor shall reimburse Executive for his membership dues in one golf club or similar athletic or social organization.

     (i) Automobile. Executive is currently provided an automobile for business use with a selling price under $100,000. Upon expiration of three (3) years from the date of receipt of such automobile for business use by Executive, Executive will be permitted at the termination of the lease at his cost to purchase the automobile from the lessor, and to select a replacement automobile for business use which has a selling price under $100,000. Monitor will lease same for Executive's business use and shall pay all lease payments as well as expenses for fuel, repairs and insurance. After three years of use, Executive will select a similar replacement automobile.

     (j) It is understood and agreed that certain benefits and the payment or reimbursement of certain expenses by Monitor under this Section may constitute additional compensation income to Executive subject to income tax, including withholding tax, and that he will include any such income in his gross income for income tax purposes without reimbursement from Monitor for the resulting tax.



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     4.   Termination.

     (a) Termination by Executive. Executive's employment shall terminate upon voluntary resignation (including retirement) by Executive, or the Executive may terminate his employment for Good Reason. "Good Reason" shall mean any of the following: (1) the assignment of duties to the Executive inconsistent with that of Chief Executive Officer and President of Monitor, (2) the changing of the Executive's reporting responsibility from the Chairman of the Board of Monitor to anyone other than a Senior Executive of another corporation controlled by or affiliated with Monitor's parent corporation, (3) a material and permanent increase or decrease in the Executive's duties and responsibilities from those at the date hereof, (4) the change of the Executive's principal place of business to a location other than in New York State, Connecticut or New Jersey or (5) the Corporation's material breach of any of its obligations under this Agreement.

     (b) Death or Disability. Executive's employment shall terminate automatically upon Executive's death. If the Board determines that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may terminate Executive's employment by giving written notice. For purposes of this Agreement, "Disability" shall mean the disability of the Executive such that he is, in the opinion of Monitor, as determined by a resolution of the Board based upon the report of an independent medical expert retained by the Board, physically or mentally incapacitated and thereby rendered incapable of adequately performing the duties of his position with Monitor or its direct or indirect subsidiaries, as applicable, for a period of 180 consecutive days.

     (c) Cause. Monitor may terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall be determined by the Board based upon the information then known to Monitor, and shall mean any of the following: (i) Executive's material breach of any of his obligations under this Agreement; (ii) Executive's development or pursuit of interests adverse to Monitor or any of its direct or indirect subsidiaries;



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(iii) Executive's refusal to obey lawful written instructions given by Monitor's
Chairman of the Board or Monitor's Board as to the performance of Executive's duties as CEO and President; (iv) Executive's willful misconduct, dishonesty, gross negligence, theft, fraud or other illegal conduct; or (v) Executive's violation of any fiduciary duty or duty of loyalty to Monitor; provided, however, in the case of purported termination of the Executive's employment for the reasons set forth in (i) or (iii) above, such termination shall not become effective until the Executive has been given fifteen (15) days notice of such termination and during such period be given an opportunity to cure the acts giving rise to such termination.

     (d) Other than Cause or Death or Disability. Monitor may terminate Executive's employment at any time without cause.

     (e) Obligations of Monitor Upon Termination.

     (i) Termination by Executive. If Executive's employment is terminated by Executive, other than for termination by the Executive for Good Reason this Agreement shall terminate without further obligations to Executive other than for (A) payment of the sum of (1) Executive's annual base salary through the date of termination to the extent not theretofore paid and (2) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued and unused vacation pay during the calendar year of Executive's termination, in each case to the extent not theretofore paid, which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (B) payment of benefits to Executive or his estate or beneficiary, if applicable, as may be provided by the terms and conditions of Monitor's retirement, life insurance and other programs in which Executive is participating on the date of his termination and which have accrued and vested on or before such date and which shall terminate on the date of such termination (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the "Accrued Obligations").


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     (ii) Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability, this Agreement shall terminate without further obligations to Executive or his legal representatives under this Agreement, other than for timely payment of Accrued Obligations.

     (iii) Cause. If Executive's employment is terminated by the Monitor for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations. If it is subsequently determined that Monitor did not have Cause for termination under this Section, then Monitor's decision to terminate shall be deemed to have been made under
Section 4(e)(iv) and the amounts payable thereunder shall be the only amounts Executive may receive for his termination.

     (iv) Other than Cause or Death or Disability or for Good Reason. If Monitor terminates Executive's employment other than for Cause or for death or Disability or if the Executive terminates his employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than
(A) the timely payment of Accrued Obligations; (B) continuation of Executive's base salary for six (6) months; (C) continuation of coverage under Monitor's life, health and other insurance programs in which he is participating on the date of termination for six (6) months, but in no case beyond age 60; and (D) the reimbursement of any out-of-pocket relocation costs which Executive may incur up to a total of $5,000 if it should be necessary to relocate to obtain new employment.

     (v) Exclusive Remedy. Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.



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     5. Confidentiality and Proprietary Information.

     (a) Executive shall not disclose the existence or terms of this Agreement to any persons except the Chairman and the Board and its chief financial officer, auditors and counsel and to Executive's own personal financial advisor, accountant, counsel and family.

     (b) Executive, in the performance of Executive's duties on behalf of Monitor, shall have access to, receive and be entrusted with confidential, proprietary information, including but in no way limited to inventions, improvements, technical developments, trademarks, designs, formulae, processes, computer programs, know-how, techniques, data, trade secrets, discoveries, copyrightable works, financial data, and other information or documents regarding the business or technology of Monitor, including but not limited to drawings, computer programs or portions thereof, computer data, blueprints, process specifications, customer lists, price data, relationships with employees, manner of operations, business plans, and other company documents owned or at any time in the future developed, by Monitor or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Proprietary Information"). All such Proprietary Information is considered secret and will be available to Executive in confidence. Except in the performance of duties on behalf of Monitor, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Proprietary Information, unless such Proprietary Information ceases (through no fault of Employee's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Proprietary Information or otherwise to Monitor's business, which Executive prepares, uses or encounters, shall be and remain Monitor's sole and exclusive property and shall be included in the Proprietary Information; provided, however, nothing herein shall be deemed to prevent Executive from using his general experience and skills nor


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from using any information in the public domain after termination of his employment. Upon termination of this Agreement by any means, or whenever requested by Monitor, Executive shall promptly deliver to Monitor any and all of the Proprietary Information, not previously delivered to Monitor, that may be or at any previous time has been in Executive's possession or under Executive's control.

     (c) Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Monitor's Proprietary Information by any means whatsoever and any time before, during or after Executive's employment with Monitor shall constitute "Unfair Competition." Executive agrees that Executive shall not engage in Unfair Competition either during the time employed by Monitor or any time thereafter.

     6. Ownership and Assignment of Proprietary Information. The Proprietary Information and any specific business opportunity, invention, improvement, design, development or discovery conceived or developed during the term of this Agreement by Executive, alone or with others, which is directly related to the business or planned business of Monitor, whether or not patentable or registrable and whether or not conceived or developed during normal working hours or while using the facilities of Monitor shall, to the extent of Executive's interest therein, be the sole and exclusive property of Monitor. Executive shall disclose the same promptly and completely to Monitor and shall, during the period of his employment and at any time and from time to time thereafter (a) execute all documents required by Monitor for vesting in Monitor, Executive's entire right, title and interest in and to the same, (b) execute all documents requested by Monitor for filing and prosecuting such applications for patents, trademarks and/or copyrights as Monitor may desire to prosecute, and
(c) give Monitor all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Monitor's rights thereto.

     7. Noncompetition. During the term of Executive's employment with Monitor, Executive shall not engage directly or indirectly in any business in competition with



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any business in which Monitor, or its subsidiaries or affiliates is engaged or is planning to engage 1i and which business relates to the manufacture, design, or assembly of structural or electronic components used by the telecommunications, space, aerospace or defense industries (collectively, the "Prohibited Business"). In addition, for one year after he ceases to be employed by Monitor, Executive shall not engage directly or indirectly in any Prohibited Business. Direct competition shall include, without limitation, any role as a sponsor, consultant, employee or partner which aids or abets any Prohibited Business. Executive further acknowledges that competitive activities in violation of this Section could cause irreparable injury to Monitor, its subsidiaries, or affiliates and that such injury would be difficult or impossible to measure. Accordingly, Monitor shall be entitled to an injunction and other equitable remedies for any violation, as further set forth in Section 9.

     8. Antisolicitation.

     (a) Executive promises and agrees that during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement, he will not solicit or attempt to solicit customers of Monitor or any of its present or future subsidiaries, affiliates or parent companies, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity engaged in any Prohibited Business.

     (b) Executive promises and agrees that he will not, for a period of one (1) year following termination of his employment or the expiration of this Agreement, directly or indirectly solicit any of Monitor's employees who earned annually $50,000 or more as a Monitor employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity engaged in any Prohibited Business.

     9. Remedies. It is expressly agreed that Monitor will or would suffer irreparable injury if Executive were to engage in any conduct or commit any act in violation of



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Sections 5, 6, 7 and/or 8, and Monitor would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction. Executive consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from engaging in any action in violation of this Agreement, which relief shall be cumulative to other remedies at law or in equity and shall not be construed as an exclusive remedy.

     10. Indemnification. Monitor shall indemnify the Executive against all liability, costs and expenses actually and necessarily incurred by the Executive in connection with any suit, action or claim in which the Executive is a party or otherwise involved in any capacity (other than a suit, action or claim by or in the right of Monitor and approved by its Board) by reason of his employment or service as a director, officer or agent of Monitor, provided that (a) Executive was not grossly negligent or reckless; (b) Executive had reasonable cause to believe his conduct was lawful and in the best interests of Monitor; and (c) Executive's actions were performed in the course of his employment duties. Expenses incurred in appearing at or participating in any such suit, action or claim, whether civil, criminal, administrative or investigative, shall be paid or reimbursed by Monitor as incurred in advance of final disposition of such suit, upon receipt of an unsecured written contractual undertaking by the Executive to reimburse or repay such amount if it is determined that Executive is not entitled to be indemnified by the terms of this Section.

     11. Entire Agreement. This Agreement constitutes the entire agreement between Monitor and Executive respecting the subject matter hereof and supersedes any prior employment agreements respecting the subject matter hereof. By execution of this Agreement, any and all prior employment agreements between Executive and Monitor and its direct or indirect subsidiaries and affiliates, as applicable, shall immediately be terminated, and Monitor and its direct and indirect subsidiaries and affiliates, as applicable, shall have no further obligations or liabilities under such prior employment agreements. No amendment or



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modification hereof shall be valid or binding unless made in writing signed by
Monitor and Executive.

     12. Notices. Any notice required, permitted or desired to be given pursuant to this Agreement shall be deemed sufficiently given if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid to any party at their addresses stated in this Agreement. Notwithstanding the above, notice to Monitor shall be sent c/o Mentmore Holdings Corporation, 1430 Broadway, 13th Floor, New York, New York 10018; and a copy of notice to the Executive shall be sent to Steven J. Levitt, Esq. c/o Levitt & Cohen, 2 Hillside Avenue, Building F, Williston Park, N.Y. 11596. Any of the parties may change the address to which notice shall be sent by notice to the other parties given under this Section. The date of the giving of any notice sent by mail shall be two days after the date of the posting in the mail.

     13. Assignment. This Agreement calls for personal performance by Executive. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive without the prior written consent of Monitor and any attempted assignment shall be void. This Agreement shall be binding upon Executive and his heirs, successors, executors and administrators and upon Monitor and successors and assigns.

     14. Waiver. No course of dealing nor any delay in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach shall be deemed a continuing waiver or a waiver of any other breach or default.

     15. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal law of the State of New York, with the counties of Nassau and New York having exclusive jurisdiction hereof.

     16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions of this



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Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that a court of competent jurisdiction determines that any provision or portion of this Agreement is unreasonable, arbitrary, against public policy or otherwise unenforceable, such court shall enforce such provision to the extent the court determines reasonable or in accordance with public policy and to the maximum extent enforceable by law.

     17. Survival. The provisions of Sections 4(e)(iv) and (v), 5, 6, 7, 8, 9 and 10 shall survive the termination of this Agreement regardless of the reason or reasons therefor.

     18. Nothing herein shall affect or otherwise limit Executive's rights and duties under the Agreement and Plan of Merger dated April 28, 1998 among Monitor Aerospace Corporation, Stellex Aerospace Holdings, Inc. and Soze Corp. and the agreements related thereto.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                                            MONITOR AEROSPACE CORPORATION



R. Bruce Andrews                            By: William L. Remley
----------------------------                   ---------------------------------
         R. Bruce Andrews                         Name: William L. Remley
                                                  Title: Vice Chairman



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                                    EXHIBIT A


                     SCHEDULE OF EMPLOYEE BENEFITS PROGRAMS

Executive Benefit Package:


Medical coverage:                   CIGNA Medical Executive Plan (MERPS)
                                          100% medical/dental coverage

Group Life Insurance:               $75,000

KeyMan Life Insurance:              $600,000

Special Life Benefit:               2 years base salary payable over 5 years
                                    (company funded) according to the Plan
                                    adopted by the board of directors

Salary Continuance Income:          Yes (6 mos. S.T. D.B. - company funded)

Group LTD:                          $3,500/MO

Individual LTD Policy:              40% of base compensation, less amounts
                                    provided by social security benefits

401(k) Plan:                        To the extent available to other employees


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